                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                          DATE OF REPORT: MAY 5, 1995

                         COMMISSION FILE NUMBER 1-4238

                               LORAL CORPORATION
                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                           TELEPHONE: (212) 697-1105
                        STATE OF INCORPORATION: NEW YORK
                     IRS IDENTIFICATION NUMBER: 13-1718360

ITEM 2:  ACQUISITION OF ASSETS

     On May 5, 1995, the Company acquired substantially all the assets and liabilities of the Defense Systems operations of Unisys Corporation. The $862,000,000 purchase price approximates $803,400,000 after agreed-upon contractual adjustments related to a program termination and certain Unisys financing arrangements and net of cash acquired. This amount is subject to further adjustment based on the final net asset values, as defined.

     Defense Systems, headquartered in McLean, Virginia, is a leading integrator of complex, military electronics systems and a leading developer of military systems and related software. (See "Business Description -- Acquired Businesses").

     The purchase price was determined through arm's length bargaining between the Registrant and Unisys. The acquisition, effective May 5, 1995, was financed through commercial paper borrowings, which are supported by the Registrant's revolving credit agreement.

Business Description -- Acquired Businesses

     Defense Systems operates in four business units: Systems Development, Great Neck, New York, a producer of defense electronic systems, undersea systems, weather systems, radar systems, and transportation and physical security systems; Electronic Systems, Eagan, Minnesota, a producer of defense information systems, air traffic control systems, airborne systems, postal systems and environmental systems; Communications Systems, Salt Lake City, Utah, a developer of intelligence collection systems and satellite communications; and Canadian Operations, Montreal, Canada, a producer of electronic systems for naval and airborne programs.

ITEM 7:  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

                                                                                     PAGE
                                                                                 -------------
         A.  Financial Statements
        (1)  Audited financial statements of Unisys Defense Systems as of
             December 31, 1994 and 1993 and for the two years ended December 31,
             1994................................................................  A-1 to A-15
        (2)  Unaudited financial statements of Unisys Defense Systems as of March
             31, 1995 and for the three month periods ended March 31, 1995 and
             1994................................................................  B-1 to B-6
         B.  Pro Forma Financial Information
             Unaudited Pro Forma Condensed Consolidated Financial Statements of
             Loral Corporation and Unisys Defense Systems as of March 31, 1995
             and for the year then ended.........................................  C-1 to C-4
         C.  Exhibits
             10 Asset Purchase Agreement, as amended, between Loral Corporation and Unisys Corporation dated as of March 20, 1995.
             23 Consent of Ernst & Young LLP

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          LORAL CORPORATION
                                          -----------------
                                             Registrant


Date: May 22, 1995                        By: MICHAEL P. DEBLASIO
                                              --------------------------------
                                              Michael P. DeBlasio
                                              Senior Vice President - Finance

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Unisys Corporation

     We have audited the accompanying combined balance sheets of Unisys Defense Systems (a unit of Unisys Corporation) (the "Company") as of December 31, 1994 and 1993, and the related combined statements of income and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1, the Company is part of Unisys Corporation and, as such, had no separate legal entity status or existence. Transactions with Unisys Corporation are described in Notes 2, 3, 8, and 11.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Unisys Defense Systems at December 31, 1994 and 1993, and the combined results of its operations and its cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

January 25, 1995

                             UNISYS DEFENSE SYSTEMS

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                             DECEMBER 31
                                                                      -------------------------
                                                                         1994           1993
                                                                      ----------     ----------
ASSETS
Current assets:
  Cash and cash equivalents.........................................  $  117,723     $   53,973
  Accounts and notes receivable.....................................     142,932        165,143
  Inventories.......................................................     136,746        145,625
  Deferred income taxes.............................................      58,651         61,226
  Prepaid expenses..................................................      24,629         10,993
                                                                      ----------     ----------
Total current assets................................................     480,681        436,960
Property, plant, and equipment, at cost:
  Land and land improvements........................................      78,274         78,342
  Buildings and leasehold improvements..............................     123,472        123,023
  Machinery and equipment...........................................     348,416        361,719
                                                                      ----------     ----------
                                                                         550,162        563,084
  Less: allowance for depreciation and amortization.................     346,446        342,729
                                                                      ----------     ----------
Property, plant, and equipment, net.................................     203,716        220,355
Long-term receivables...............................................       3,621         16,694
Cost in excess of net assets acquired...............................     144,456        149,006
Prepaid pension assets..............................................     219,679        201,473
Other assets........................................................       8,407          8,980
                                                                      ----------     ----------
                                                                      $1,060,560     $1,033,468
                                                                       =========      =========
LIABILITIES
Current liabilities:
  Estimated income taxes............................................  $   14,085     $   25,205
  Accounts payable..................................................      90,794         76,920
  Other payables and accruals.......................................     103,739        127,323
                                                                      ----------     ----------
Total current liabilities...........................................     208,618        229,448
Allocated portion of Unisys debt....................................     305,000        282,000
Deferred income taxes...............................................      93,790         78,567
Other liabilities...................................................      47,201         73,507
Net assets..........................................................     405,951        369,946
                                                                      ----------     ----------
                                                                      $1,060,560     $1,033,468
                                                                       =========      =========

                            See accompanying notes.

                             UNISYS DEFENSE SYSTEMS

                         COMBINED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                       YEAR ENDED DECEMBER 31
                                                                     --------------------------
                                                                        1994            1993
                                                                     ----------      ----------
Sales..............................................................  $1,431,496      $1,774,018
Costs and expenses:
  Cost of sales....................................................   1,113,563       1,445,008
  Selling, general and administrative expenses.....................     115,111         122,693
  Research and development expenses................................      18,020          23,219
  Unisys allocations...............................................      27,709          33,500
                                                                     ----------      ----------
                                                                      1,274,403       1,624,420
                                                                     ----------      ----------

Operating income...................................................     157,093         149,598
Interest expense...................................................      30,992          29,865
Other expenses, net................................................      10,872          28,681
                                                                     ----------      ----------
Income before taxes on income......................................     115,229          91,052
Estimated income taxes.............................................      37,746          40,927
                                                                     ----------      ----------
Net income.........................................................  $   77,483      $   50,125
                                                                      =========       =========

                            See accompanying notes.

                             UNISYS DEFENSE SYSTEMS

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                          YEAR ENDED DECEMBER
                                                                                  31
                                                                         ---------------------
                                                                           1994         1993
                                                                         --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.............................................................  $ 77,483     $ 50,125
Add (deduct) items to reconcile net income to net cash provided by operating activities:
  Depreciation.........................................................    32,057       38,819
  Amortization of cost in excess of net assets acquired................     4,550        4,550
  Decrease (increase) in accounts and notes receivable.................    22,211       (1,801)
  Decrease in inventories..............................................     8,879       44,996
  Increase in prepaid expenses.........................................   (13,636)      (1,263)
  Decrease in long-term receivables....................................    13,073        5,087
  Increase in prepaid pension assets...................................   (18,206)     (17,914)
  Decrease in current deferred income tax assets.......................     2,575        7,380
  (Decrease) increase in estimated income taxes........................   (11,120)       3,133
  Increase (decrease) in accounts payable..............................    13,874      (15,625)
  Decrease in other payables and accruals..............................   (23,584)     (24,407)
  Increase (decrease) in long-term deferred income tax liabilities.....    15,223       (6,683)
  Other................................................................   (24,803)     (17,058)
                                                                         --------     --------
Net cash provided by operating activities..............................    98,576       69,339
                                                                         --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital additions to properties........................................   (17,491)     (23,273)
                                                                         --------     --------
Net cash used for investing activities.................................   (17,491)     (23,273)
                                                                         --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in related party transactions...............................   (40,335)      21,152
Net increase (decrease) in allocated portion of Unisys debt............    23,000      (55,369)
                                                                         --------     --------
Net cash used for financing activities.................................   (17,335)     (34,217)
                                                                         --------     --------
Increase in cash and cash equivalents..................................    63,750       11,849
Cash and cash equivalents, beginning of year...........................    53,973       42,124
                                                                         --------     --------
Cash and cash equivalents, end of year.................................  $117,723     $ 53,973
                                                                         ========     ========

                            See accompanying notes.

                             UNISYS DEFENSE SYSTEMS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993

1.  UNISYS DEFENSE SYSTEMS

     The accompanying financial statements include the combined operations of Unisys Defense Systems (the "Company") of Unisys Corporation ("Unisys"). The Company, headquartered in McLean, Virginia, comprises the operations of Systems Development headquartered in Great Neck, New York; Electronic Systems headquartered in Eagan, Minnesota; Communications Systems headquartered in Salt Lake City, Utah; Unisys Government Systems Group Canada headquartered in Montreal, Canada; and includes certain service contracts managed by the Company. The Company had no separate legal status or existence. Operations of the Company in the United States have been conducted for the most part by operating units of Unisys and international operations are principally conducted by Unisys GSG Canada Inc. ("GSG Canada"), a wholly-owned Canadian subsidiary of Unisys GSG Canada Holdings Inc.

     The Company operates in one business segment -- information systems, systems integration and related services.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of the Company as described above. These statements are presented as if the Company had existed as a corporation separate from its parent, Unisys, during the periods presented and includes the historical assets, liabilities, sales and expenses that are directly related to the Company's operations. All transactions between the Company's units have been eliminated. These combined financial statements include Unisys corporate overhead allocations which are substantially recovered in revenue under government contracts.

     The accompanying combined financial statements are presented on a historical cost basis and include adjustments attributable to the 1986 acquisition by Burroughs Corporation, the predecessor of Unisys, of the operations of the Company formerly conducted by Sperry Corporation.

     The financial information included herein may not necessarily reflect the financial position or the results of operations of the Company in the future or what the balance sheet or the results of operations of the Company would have been if it was a separate, stand-alone company during the period presented.

     Accounts payable and other payables and accruals for the services business amounting to $9,100,000 and $7,600,000 at December 31, 1994 and 1993,
respectively, are included in the combined balance sheets. These payables and accruals for the services contracts were allocated to the Company based on the revenue of these services contracts compared to total revenue for the Unisys Federal Systems Services business.

SALES AND COST RECOGNITION

     The estimated sales value and cost of performance under firm fixed-price and fixed-price incentive government contracts in process are recognized under the percentage-of-completion method. For long-term fixed-price development contracts in which contract milestones do not adequately reflect progress towards completion, sales are recognized on internal milestones using an earned value methodology. Sales under cost-reimbursement type contracts are recognized as costs are incurred and include applicable earned fees. The fees under such government contracts may be increased or decreased in accordance with cost or performance incentive provisions which measure actual performance against established targets or other criteria. Such incentive fee awards or penalties are included in sales at the time amounts can be reasonably determined. Estimates of total contract costs at completion of the contracts include all such costs which can be reasonably anticipated. General and administrative costs are expensed as incurred. When management believes that the cost of completing a contract (excluding general and administrative expenses) will exceed contract-related

                             UNISYS DEFENSE SYSTEMS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) revenue, a loss is recognized. Contract claims are reflected in the combined financial statements at amounts reflecting the Company's current estimate of amounts that ultimately will be realized.

     As a result of certain contract amendments and settlements, a pre-tax benefit of approximately $33 million has been included in the combined statement of income for the year ended December 31, 1994.

CASH EQUIVALENTS

     All short-term investments purchased with a maturity of three months or less are classified as cash equivalents.

INVENTORIES

     Inventoried costs relating to long-term contracts and programs are stated at the actual production costs incurred to date, reduced by amounts identified with sales value recognized on units delivered or progress completed (measured on cost-to-cost). The Company accumulates all costs incurred (except general and administrative costs) using a job-order cost system. Inventoried costs relating to long-term contracts and programs are reduced by charging any amounts in excess of estimated realizable value to cost of sales. The costs attributable to units delivered under long-term contracts are based on average cost of all units expected to be produced. Progress payments received from customers relating to the uncompleted portions of contracts are deducted from applicable inventories.

     In accordance with industry practice, inventories include amounts relating to contracts and programs having production cycles longer than one year.

PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment is stated at cost and depreciation is calculated on the straight-line method. Furniture and most equipment are depreciated over estimated useful lives ranging from 4 to 7 years. Building equipment is depreciated over 15 years. Buildings and building additions are predominantly depreciated over 40 years. Material building improvements are depreciated over the estimated remaining useful lives or the terms of the related leases.

     Significant renewals and betterments are capitalized. Maintenance and repairs, as well as renewals of minor amounts, are charged to expense as incurred.

COSTS IN EXCESS OF NET ASSETS ACQUIRED

     Costs in excess of net assets acquired represents an allocation from Unisys relating to the 1986 purchase of Sperry Corporation and is being amortized on a straight-line basis over 40 years. Accumulated amortization at December 31, 1994 and 1993 was $36,387,000 and $31,837,000, respectively.

INTERCOMPANY TRANSACTIONS

     The Company receives services provided by Unisys which include employee benefits administration, cash management, certain legal services, public relations, tax reporting and internal and external audit. Charges for such services of $27,709,000 and $33,500,000 for 1994 and 1993, respectively, have been included in costs and expenses in the combined statement of income. The allocation of these amounts was determined by applying the ratio of total Company sales to total Unisys sales.

     Intercompany transactions between the Company and Unisys result in a change in amounts due to or from Unisys and its affiliates and generally do not involve cash settlements.

                             UNISYS DEFENSE SYSTEMS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
FOREIGN CURRENCY TRANSLATION

     The local currency is the functional currency for foreign operations, and as such, assets and liabilities are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average exchange rates during the year. Translation adjustments resulting from changes in exchange rates are included in net assets.

INCOME TAXES

     Income taxes are provided as if units in all countries were stand-alone units filing separate tax returns. Deferred taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries since such amounts are expected to be reinvested indefinitely.

EARNINGS PER SHARE

     Earnings per share have been omitted from the combined statements of income as the Company was comprised of operations directly or indirectly owned by Unisys Corporation.

3.  INCOME TAXES

     Income before income taxes and estimated income taxes for the years ended December 31, 1994 and 1993 comprise the following (in thousands of dollars):

                                                                        1994        1993
                                                                      --------     -------
    Income before income taxes:
      United States.................................................  $ 73,001     $67,934
      Foreign.......................................................    42,228      23,118
                                                                      --------     -------
    Total...........................................................  $115,229     $91,052
                                                                      ========     =======
    Estimated income taxes:
      Current:
         United States..............................................  $ 15,778     $15,947
         Foreign....................................................      (372)     21,011
         State and local............................................     3,275       3,272
                                                                      --------     -------
      Total.........................................................    18,681      40,230
      Deferred:
         United States..............................................    10,947       8,766
         Foreign....................................................     6,085      (9,664)
         State and local............................................     2,033       1,595
                                                                      --------     -------
      Total.........................................................    19,065         697
                                                                      --------     -------
    Total estimated income taxes....................................  $ 37,746     $40,927
                                                                      ========     =======

                             UNISYS DEFENSE SYSTEMS

3.  INCOME TAXES -- (CONTINUED)
     Tax effects of temporary differences at December 31, 1994 and 1993 which give rise to significant portions of deferred tax assets and liabilities were as follows (in thousands of dollars):

                                                                       1994         1993
                                                                     --------     --------
    Deferred tax assets:
         Inventory.................................................  $ 25,979     $ 25,938
         Postretirement benefits...................................    20,176       23,958
         Employee benefits.........................................    18,432       22,100
         Other.....................................................    36,049       33,882
                                                                     --------     --------
    Total deferred tax assets......................................  $100,636     $105,878
                                                                     ========     ========
    Deferred tax liabilities:
         Pensions..................................................  $ 91,134     $ 82,087
         Property, plant, and equipment -- purchase price
           accounting adjustments..................................    37,568       38,012
         Other.....................................................     7,074        3,120
                                                                     --------     --------
    Total deferred tax liabilities.................................  $135,776     $123,219
                                                                     ========     ========

     Reconciliation of United States statutory tax rate to effective tax rate for the years ended December 31, 1994 and 1993 follows:

                                                                           1994       1993
                                                                           ----       ----
    U.S. statutory tax rate..............................................  35.0%      35.0%
    State taxes..........................................................   3.0        3.5
    Amortization of cost in excess of net assets acquired................   1.5        1.9
    Canadian tax credits.................................................  (8.7)        --
    Other................................................................   2.0        4.5
                                                                           ----       ----
    Effective tax rate...................................................  32.8%      44.9%
                                                                           ====       ====

     Cumulative undistributed earnings of foreign subsidiaries, for which no U.S. income or foreign withholding taxes have been recorded, approximated $125,000,000 at December 31, 1994. Such earnings are expected to be reinvested indefinitely. Determination of the amount of the unrecognized deferred tax liability with respect to such earnings is not practicable. The additional taxes payable on the earnings of foreign subsidiaries, if remitted, would be offset by some portion of foreign tax credits.

     The Company's U.S. operations were included in the consolidated U.S. Federal and certain combined and separate state income tax returns of Unisys. The U.S. tax provision and tax liabilities have been determined as if the Company's U.S. operations were a stand-alone unit filing separate tax returns. The U.S. tax liabilities are based on the regular tax system and do not consider the effects of any alternative minimum tax.

     The Canadian subsidiaries file separate Canadian federal and provincial government returns. Unisys GSG Canada, Inc. has been undergoing Canadian federal government audits for the years 1990-1993 and Canadian provincial government audits for the years 1986-1992. In the opinion of management, adequate provisions for income taxes have been made.

     Certain other foreign operations were included in the tax returns of Unisys subsidiaries doing business in those countries. The amount of tax provision and tax liabilities related thereto are immaterial.

                             UNISYS DEFENSE SYSTEMS

4.  ACCOUNTS AND NOTES RECEIVABLE

     Current accounts and notes receivable at December 31, 1994 and 1993 comprise the following (in thousands of dollars):

                                                                       1994         1993
                                                                     --------     --------
    Amounts billed to customers....................................  $ 48,669     $ 83,271
    Billable receivables not invoiced..............................    38,303       31,370
    Retainage, due upon completion.................................     8,661       10,488
    Receivable costs and accrued profits on progress completed
      based on internal milestones not billable....................    40,380       37,377
    Other..........................................................     6,919        2,637
                                                                     --------     --------
                                                                     $142,932     $165,143
                                                                     ========     ========

     The balance in billable receivables not invoiced represents billings expected to be invoiced within the next 60 days. The retainage balance represents amounts withheld by the U.S. Government under its policy of withholding fees on cost-type contracts until contract completion, and expected additional billable general overhead costs and fees on flexibly priced contracts awaiting final rate negotiations. The internal milestones balance represents sales recognized on the earned value concept.

     Unisys has an agreement with J. P. Morgan ("Morgan") which currently provides for the sale of up to $60,000,000 of the Company's receivables. As of December 31, 1994 and 1993, $40,056,000 and $13,940,000, respectively, had been sold and the Company has recorded a receivable of $6,388,000 and $2,230,000, respectively, from Morgan which represents a hold back under this agreement.

5.  INVENTORIES

     Payments received from customers relating to the uncompleted portions of contracts have been deducted from the applicable inventories. At December 31, 1994 and 1993, this amount was $81,129,000 and $108,343,000, respectively.

6.  OTHER PAYABLES AND ACCRUALS

     Other payables and accruals at December 31, 1994 and 1993 comprise the following (in thousands of dollars):

                                                                       1994         1993
                                                                     --------     --------
    Payrolls and commissions.......................................  $ 49,488     $ 66,154
    Ill Wind payable...............................................    19,852       13,992
    Taxes other than income taxes..................................    12,587        9,856
    Postretirement medical benefits................................     6,873        9,114
    Advance payments...............................................     5,863       21,127
    Other..........................................................     9,076        7,080
                                                                     --------     --------
                                                                     $103,739     $127,323
                                                                     ========     ========

     Advance payments represent the excess of amounts received from customers over revenue recognized to date on those contracts.

7.  LEASES

     Rent expense, less income from subleases, was $15,103,000 and $16,344,000 for 1994 and 1993, respectively. Minimum net rental commitments, exclusive of escalation clauses under noncancelable operating

                             UNISYS DEFENSE SYSTEMS

7.  LEASES -- (CONTINUED)
leases outstanding at December 31, 1994, substantially all of which relate to real properties, were as follows (in thousands of dollars): 1995, $14,366; 1996, $11,617; 1997, $7,556; 1998, $6,525; 1999, $6,059; and thereafter, $19,282.

8.  EMPLOYEE PLANS

RETIREMENT BENEFITS

     U.S. employees of the Company are covered by Unisys defined benefit retirement income plans which generally use a career average pay formula. Unisys pension funding policy is to contribute annually, at a minimum, amounts required by applicable law and regulations. Plan assets are invested in a master trust maintained by Unisys. The master trust invests principally in common stocks, fixed income securities and real estate. The Company accounts for pension expense using FASB Statement No. 87 for financial statements and CAS 412 for government cost recovery.

     As a result of restructuring actions, a net curtailment gain (loss) of $5,600,000 and $(1,600,000) was recognized in 1994 and 1993, respectively.

     U.S. pension assets and costs in the combined balance sheet and income statement were developed based on the assumption that liabilities were spun-off into separate plans. The components of U.S. pension expense for the years ended December 31, 1994 and 1993 were as follows (in thousands of dollars):

                                                                     1994          1993
                                                                   ---------     ---------
    Service cost.................................................  $  19,600     $  21,900
    Interest cost on projected benefit obligation................     81,800        82,000
    Loss on assets...............................................      1,600        14,000
    Net amortization and deferral................................   (118,000)     (133,500)
                                                                   ---------     ---------
    Net pension income...........................................  $ (15,000)    $ (15,600)
                                                                   =========     =========

     The following table reconciles the funded status of the Company's portion of Unisys U.S. plans with amounts included in the combined balance sheets at December 31, 1994 and 1993 (in thousands of dollars):

                                                                     1994           1993
                                                                  ----------     ----------
    Actuarial present value of benefit obligations:
      Vested benefit obligation.................................  $  915,800     $1,148,700
                                                                  ----------     ----------
      Accumulated benefit obligation............................     953,100      1,186,400
                                                                  ----------     ----------
      Projected benefit obligation..............................     997,700      1,216,100
      Plan assets at fair value.................................   1,099,800      1,193,400
                                                                  ----------     ----------
    Plan assets in excess of (less than) projected benefit
      obligation................................................     102,100        (22,700)
    Unrecognized net loss.......................................     175,300        297,500
    Unrecognized prior service benefit..........................     (57,300)       (76,200)
    Unrecognized net obligation at date of adoption of FASB
      87........................................................        (500)          (800)
                                                                  ----------     ----------
    Prepaid pension cost recognized in the combined balance
      sheet.....................................................  $  219,600     $  197,800
                                                                   =========      =========

                             UNISYS DEFENSE SYSTEMS

8.  EMPLOYEE PLANS -- (CONTINUED)
     The assumptions used to determine the above data for 1994 and 1993 were as follows:

                                                                         1994        1993
                                                                         -----       -----
    Discount rate......................................................   8.75%       7.38%
    Rate of increase in compensation levels............................   5.40%       5.13%
    Expected long-term rate of return on assets........................  10.00%      10.00%

     Canadian employees are covered by the Unisys Canada, Inc. pension plan. Using a discount rate of 9% and 8% in 1994 and 1993, respectively, and a salary increase rate of 5.5% for both years, the estimated assets and liabilities at December 31, 1994 and 1993 were as follows (in thousands of dollars):

                                                                         1994       1993
                                                                        ------     -------
    Vested benefit obligation.........................................  $5,563     $ 6,353
    Accumulated benefit obligation....................................   5,699       6,511
    Projected benefit obligation......................................   8,350       9,633
    Assets at fair value..............................................   7,348      11,446
    Prepaid pension cost recognized in the combined balance sheets....  $   79     $ 3,673

     The net pension expense for Canadian employees for the years ended December 31, 1994 and 1993 was $672,000 and $527,000, respectively.

OTHER POSTRETIREMENT BENEFITS

     The Company provides certain health care benefits for U.S. employees who retire or terminate after qualifying for such benefits. The Company expects to fund its share of such benefit costs principally on a pay-as-you-go basis.

     In November 1992, the Company announced changes to its postretirement benefit plans, effective January 1, 1993, whereby the Company's current subsidy will be phased out, ending as of January 1, 1996. Several lawsuits have been brought by plan participants challenging the announced changes to the plans, and the Company is defending them vigorously. In 1994, several of these lawsuits were resolved which resulted in the Company recognizing a settlement gain of $6,328,000.

     Net periodic postretirement benefit cost for the year ended December 31, 1994 and 1993 includes the following components (in thousands of dollars):

                                                                        1994        1993
                                                                       -------     -------
    Service cost -- benefits earned during the period................  $   841     $ 1,034
    Interest cost on accumulated postretirement benefit obligation...    7,218       4,531
    Net amortization and deferral....................................   (2,645)         --
    Return on plan assets............................................      500      (2,757)
                                                                       -------     -------
    Net periodic postretirement benefit cost.........................  $ 5,914     $ 2,808
                                                                       =======     =======

                             UNISYS DEFENSE SYSTEMS

8.  EMPLOYEE PLANS -- (CONTINUED)
     The status of the plan and amounts recognized in the Company's combined balance sheets at December 31, 1994 and 1993 was as follows (in thousands of dollars):

                                                                       1994         1993
                                                                     --------     --------
    Actuarial present value of accumulated postretirement benefit obligation:
      Retirees.....................................................  $ 67,383     $ 67,897
      Fully eligible active plan participants......................    16,383       10,787
      Other active plan participants...............................    12,278       17,236
                                                                     --------     --------
                                                                       96,044       95,920
      Less plan assets on fair value...............................   (26,500)     (30,190)
                                                                     --------     --------
    Accrued postretirement benefit liability in excess of plan
      assets.......................................................    69,544       65,730
    Unrecognized net loss..........................................   (20,928)      (8,000)
                                                                     --------     --------
    Accrued postretirement benefit obligation recognized in the
      combined balance sheet.......................................  $ 48,616     $ 57,730
                                                                     ========     ========

     As of December 31, 1994, $41,743,000 of this liability was classified as long-term and $6,873,000 was classified as a current liability.

     Plan assets are generally invested in common stocks and fixed-income securities. The assumed rate of return on plan assets was 8% and 10% in 1994 and 1993, respectively, and the weighted average discount rate used to measure the accumulated postretirement benefit obligation was 8.75% at December 31, 1994 and 7.35% at December 31, 1993. The assumed health care cost trend rate used in measuring the expected cost of benefits covered by the plan was 11% for 1995, gradually declining to 6.5% in 2004 and thereafter. A one-percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation at December 31, 1994 by $9,200,000 and increase the aggregate of the service and interest cost components of net periodic postretirement health care benefit cost by $900,000.

9.  NET ASSETS

     Changes in net assets during the years ended December 31, 1994 and 1993 were as follows (in thousands of dollars):

                                                                       1994         1993
                                                                     --------     --------
    Balance at beginning of year...................................  $369,946     $300,376
    Translation adjustments........................................    (1,143)      (1,707)
    Intercompany transactions......................................   (40,335)      21,152
    Net income.....................................................    77,483       50,125
                                                                     --------     --------
    Balance at end of year.........................................  $405,951     $369,946
                                                                     ========     ========

                             UNISYS DEFENSE SYSTEMS

10.  GEOGRAPHIC AND CUSTOMER INFORMATION

     A summary of the Company's geographic and customer information for the years ended December 31, 1994 and 1993 is presented below (in thousands of dollars):

                                                                     1994           1993
                                                                  ----------     ----------
    Sales by geographic area:
      United States:
         Customer...............................................  $1,245,368     $1,558,790
         Company affiliates.....................................      66,710         97,921
         Unisys affiliates......................................       9,972         12,368
                                                                  ----------     ----------
                                                                   1,322,050      1,669,079
      Canada:
         Customer...............................................     171,398        193,309
         Company affiliates.....................................       9,040         14,986
                                                                  ----------     ----------
                                                                     180,438        208,295
      Other -- customer.........................................       4,758          9,551
      Eliminations:
         Company affiliates sales...............................     (75,750)      (112,907)
                                                                  ----------     ----------
    Total.......................................................  $1,431,496     $1,774,018
                                                                   =========      =========
    Income before taxes on income by geographic area:
      United States.............................................  $   73,001     $   67,934
      Canada....................................................      41,727         22,427
      Other.....................................................         501            691
                                                                  ----------     ----------
    Total.......................................................  $  115,229     $   91,052
                                                                   =========      =========
    Total assets by geographic area:
      United States.............................................  $  907,359     $  917,665
      Canada....................................................     153,201        115,803
                                                                  ----------     ----------
    Total.......................................................  $1,060,560     $1,033,468
                                                                   =========      =========
    Sales by major customer:
      U.S. Government...........................................  $1,151,884     $1,489,965
      Canadian government.......................................     171,398        193,309
      Other.....................................................     108,214         90,744
                                                                  ----------     ----------
    Total.......................................................  $1,431,496     $1,774,018
                                                                   =========      =========

11.  DEBT

     For purposes of the combined financial statements presented herein, the Company has been allocated a portion of Unisys consolidated debt. This allocation was determined by applying the ratio of total debt to stockholders' equity before debt for the consolidated operations of Unisys to net assets of the Company at December 31, 1994 and 1993. Such debt has been classified as noncurrent since there are no repayment terms.

     The interest expense included in the combined statements of income was allocated to the Company based on Unisys weighted average interest rates on the above-mentioned debt and was approximately 10.2% and 10.6% for 1994 and 1993, respectively.

                             UNISYS DEFENSE SYSTEMS

12.  FINANCIAL INSTRUMENTS

     Financial instruments with potential credit risk consist principally of receivables. The amount of billed receivables due from the U.S. government at December 31, 1994 was $22,543,000. At December 31, 1994, the Company had no significant concentrations of credit risk.

     The Company uses foreign exchange forward contracts to hedge investments of GSG Canada. Such contracts generally have maturities of less than six months. Gains or losses on these contracts are included in other expenses, net in the combined statements of income. During 1994, a gain of $428,000 was recognized on these contracts. At December 31, 1994, the Company had a total of $200.7 million of foreign exchange forward contracts, $150.8 million to buy foreign currency and $49.9 million to sell foreign currency. At December 31, 1993, the Company had a total of $35.9 million of foreign exchange forward contracts, all contracts were to buy foreign currency. The fair market value of such contracts which was obtained from outside sources, approximate the notional value. At December 31, 1994, the Company had an unrealized gain of $1.6 million related to the contracts.

     Financial instruments also include temporary cash investments which consist of commercial paper of major corporations. Such investments are classified as available-for-sale and at December 31, 1994 have maturities of less than one month. Due to the short maturities of these instruments, they are carried in the combined balance sheets at cost plus accrued interest, which approximates market value. Both realized and unrealized gain or losses during 1994 were immaterial.

     Unisys on behalf of the Company monitors and controls its risks in the transactions referred to above by periodically assessing the cost of replacing, at market rates, foreign exchange forward contracts in the event of default by the counterparty. The Company believes such risk to be remote. In addition, before entering such contracts, and periodically during the life of the contracts, Unisys on behalf of the Company reviews the counterparty's financial condition.

13.  CONTINGENCIES

CONTRACT UNCERTAINTIES

     The Company is a subcontractor to Swiftships, a Louisiana-based shipyard which is providing the Egyptian government with three coastal minehunter vessels. The Company is providing primarily sonar and navigation systems for the vessels. Swiftships owes the Company approximately $15 million which was in arrears. The Company and Swiftships have negotiated a new payment schedule for such amount.

     The Company and International Telephone and Telegraph ("ITT") have settled a lawsuit by entering into an agreement which provides for the Company, by 1998, to subcontract to ITT work which will generate approximately $8 million of profit or to otherwise provide equivalent cash or other consideration to ITT. Additionally, the Company has agreed to transfer to ITT agreed products or technology with a market value of $2 million.

     The Company is a subcontractor to AYDIN on a firm fixed price contract to the Turkish government for Turkish mobile radar complexes. The Company is in the process of filing requests for equitable adjustments in excess of $12 million.

     The Company has contracted with the Department of Commerce to provide spare parts for the Next Generation Radar System. The Company incurred approximately $40 million of cost to meet certain customer orders. The customer has exercised a unilateral determination, pricing the spare parts at approximately $28 million. The Company is appealing this determination.

     The Company has contracted with the Naval Air Systems Command for the Antisurface Warfare Improvement Program. The initial contract signed by the Company provides for development effort and the

                             UNISYS DEFENSE SYSTEMS

13.  CONTINGENCIES -- (CONTINUED)
upgrade of one aircraft. Total development cost of $33.8 million is anticipated of which $11.8 million will not be recovered if further options are not exercised. Development costs of $3.3 million have been incurred through December 31, 1994. The contract includes options for the upgrade of 80 additional aircraft. If exercised, $6.6 million of additional development costs will be required. Under the terms of the contract, these costs will be recovered, through the exercise of options, at the rate of $200,000 per unit for the next forty units and $260,000 per unit for the next forty units. The Company expects total production to exceed 81 units and accordingly believes all the initial investment will be recovered.

     Although uncertainties typically exist as to contract claims and interpretations, the Company believes that any amounts recognized as sales or in estimated costs to complete are reasonable. However, amounts actually realized as sales, or amounts estimated as costs to complete, will be dependent upon future events, including successful resolution of disputes with various customers.

DEFENSE CONTRACT AUDIT AGENCY

     Payments to the Company on government contracts are subject to adjustments upon audit by the Defense Contract Audit Agency. Final audit adjustments through 1989 have been completed. Audits have been completed for later years but not finalized. Future audits and final adjustments are not expected to have a material effect on the Company's future financial position.

LETTERS OF CREDIT

     At December 31, 1994, Unisys had, on behalf of the Company, open letters of credit outstanding of approximately $94 million. These letters of credit serve as down payment and performance guarantees on foreign contracts.

ENVIRONMENTAL MATTERS

     No liability has been recorded for environmental contingencies which are known to exist. The Company has recovered incurred environmental costs from the U.S. Government and anticipates that it will continue to recover these costs through the pricing of its products and services.

14.  "ILL WIND" AGREEMENT

     The "Ill Wind" global settlement agreement between Unisys and the U.S. Government requires, among other things, (a) the foregoing of negotiated profits and fees, estimated at $46 million, on the North Warning System radar contract; and (b) the Company to make contingency payments, through 1997, not to exceed a total of $90,000,000, subject to annual caps, based upon the amount of Unisys asset sales and net income reported by Unisys during such period. Through December 31, 1994, the Company has expensed $24,500,000 of such contingency payments of which $733,000 was expensed in 1994 and $20,000,000 in 1993.

15.  OTHER INVESTIGATIONS AND LITIGATIONS

     There are various lawsuits, claims and proceedings that have been brought or asserted against the Company. Although the ultimate results of these lawsuits, claims and proceedings are not presently determinable, management does not expect that these matters will have a material adverse effect on the Company's combined financial position, combined statement of income, or liquidity.

                             UNISYS DEFENSE SYSTEMS

                       CONDENSED COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                     MARCH 31         DECEMBER 31
                                                                       1995              1994
                                                                    -----------       -----------
CURRENT ASSETS:
  Cash and cash equivalents.......................................  $   100,023       $   117,723
  Accounts and notes receivable...................................      129,156           142,932
  Inventories.....................................................      148,966           136,746
  Deferred income taxes...........................................       58,651            58,651
  Prepaid expenses................................................       20,979            24,629
                                                                    -----------       -----------
Total current assets..............................................      457,775           480,681

Property, plant and equipment, at cost:
  Land and land improvements......................................       78,274            78,274
  Buildings and leasehold improvements............................      124,189           123,472
  Machinery and equipment.........................................      340,519           348,416
                                                                    -----------       -----------
                                                                        542,982           550,162
  Less: allowance for depreciation and amortization...............      346,324           346,446
                                                                    -----------       -----------
Property, plant and equipment, net................................      196,658           203,716

Long-term receivables.............................................        5,067             3,621
Cost in excess of net assets acquired.............................      143,319           144,456
Prepaid pension assets............................................      223,904           219,679
Other assets......................................................        8,306             8,407
                                                                    -----------       -----------
                                                                    $ 1,035,029       $ 1,060,560
                                                                      =========         =========

CURRENT LIABILITIES:
  Estimated income taxes..........................................  $     9,356       $    14,085
  Accounts payable................................................       51,045            90,794
  Other payables and accruals.....................................       97,228           103,739
                                                                    -----------       -----------
Total current liabilities.........................................      157,629           208,618

Allocated portion of Unisys debt..................................      314,000           305,000
Deferred income taxes.............................................       93,707            93,790
Other liabilities.................................................       41,743            47,201

Net assets........................................................      427,950           405,951
                                                                    -----------       -----------
                                                                    $ 1,035,029       $ 1,060,560
                                                                      =========         =========

                            See accompanying notes.

                             UNISYS DEFENSE SYSTEMS

                    CONDENSED COMBINED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                       FOR THE THREE MONTHS
                                                                          ENDED MARCH 31
                                                                     -------------------------
                                                                       1995             1994
                                                                     --------         --------
Sales.............................................................   $259,077         $386,013

Costs and expenses:
  Cost of sales...................................................    205,179          299,039
  Selling, general and administrative expenses....................     21,763           26,317
  Research and development expenses...............................      2,046            5,360
  Unisys allocations..............................................      4,551            7,170
                                                                     --------         --------
                                                                      233,539          337,886
                                                                     --------         --------

Operating income..................................................     25,538           48,127
Interest expense..................................................      8,151            7,748
Other expenses, net...............................................      5,516            2,371
                                                                     --------         --------

Income before taxes on income.....................................     11,871           38,008
Estimated income taxes............................................      4,748           12,467
                                                                     --------         --------
Net income........................................................   $  7,123         $ 25,541
                                                                     ========         ========

                             See accompanying notes

                             LORAL DEFENSE SYSTEMS
                   CONDENSED COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                           FOR THE THREE
                                                                       MONTHS ENDED MARCH 31
                                                                      ------------------------
                                                                        1995            1994
                                                                      --------        --------
Cash flows from operating activities:
Net income..........................................................  $  7,123        $ 25,541
Add (deduct) items to reconcile net income to net cash provided by operating activities:
Depreciation........................................................     6,959           7,664
Amortization of cost in excess of net assets acquired...............     1,138           1,138
Decrease in accounts and notes receivable...........................    13,776           6,998
Decrease (Increase) in inventories..................................   (12,220)          1,731
Decrease in prepaid expenses........................................     3,650           1,031
(Increase) in long-term receivables.................................    (1,446)         (7,802)
(Increase) in prepaid pension assets................................    (4,225)         (2,658)
Decrease in current deferred income tax assets......................        --          18,800
(Decrease) in estimated income taxes................................    (4,729)        (26,607)
(Decrease) in accounts payable......................................   (39,749)           (669)
(Decrease) in other payables and accruals...........................    (6,511)         (5,075)
(Decrease) Increase in long-term deferred income tax liabilities....       (84)          4,638
Other...............................................................    (4,705)         (8,776)
                                                                      --------        --------
Net cash (used in) provided by operating activities.................   (41,023)         15,954
                                                                      --------        --------
Cash flows from investing activities:
Capital additions to properties.....................................    (1,140)         (3,592)
                                                                      --------        --------
Net cash used for investing activities..............................    (1,140)         (3,592)
                                                                      --------        --------
Cash flows from financing activities:
Net change in related party transactions............................    15,463         (39,094)
Net increase in allocated portion of Unisys debt....................     9,000          23,000
                                                                      --------        --------
Net cash provided by (used for) financing activities................    24,463         (16,094)
                                                                      --------        --------
Decrease in cash and cash equivalents...............................   (17,700)         (3,732)
Cash and cash equivalents, beginning of period......................   117,723          53,973
                                                                      --------        --------
Cash and cash equivalents, end of period............................  $100,023        $ 50,241
                                                                      ========        ========

                            See accompanying notes.

                             UNISYS DEFENSE SYSTEMS

           NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1995

     The accompanying unaudited condensed combined financial statements have been prepared by the Company pursuant to the rules of the Securities and Exchange Commission ("SEC") and, in the opinion of the Company, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows (also see "Basis of Presentation" below). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules. The Company believes that the disclosures made are adequate to keep the information presented from being misleading. The statement of operations for the three months ended March 31, 1995 is not necessarily indicative of the results to be expected for the full year. It is suggested that these financial statements be read in conjunction with the December 31, 1994 audited financial statements and notes thereto included elsewhere in this filing.

BASIS OF PRESENTATION

     The accompanying financial statements include the combined operations of Unisys Defense Systems (the "Company") of Unisys Corporation ("Unisys"). The Company had no separate legal status or existence. Operations of the Company in the United States have been conducted for the most part by operating units of Unisys and international operations are principally conducted by Unisys GSG Canada Inc. ("GSG Canada"), a wholly-owned Canadian subsidiary of Unisys GSG Canada Holdings Inc.

     The combined financial statements are presented as if the Company had existed as a corporation separate from its parent, Unisys, during the periods presented and includes the historical assets, liabilities, sales and expenses that are directly related to the Company's operations. All transactions between the Company's units have been eliminated. These combined financial statements include Unisys corporate overhead allocations which are substantially recovered in revenue under government contracts.

     The accompanying combined financial statements are presented on a historical cost basis and include adjustments attributable to the 1986 acquisition by Burroughs Corporation, the predecessor of Unisys, of the operations of the Company formerly conducted by Sperry Corporation.

     The financial information included herein may not necessarily reflect the financial position or the results of operations of the Company in the future or what the balance sheet or the results of operations of the Company would have been if it was a separate, stand-alone company during the period presented.

ACCOUNTS AND NOTES RECEIVABLE

     Current accounts and notes receivable comprise the following (in thousands of dollars):

                                                   MARCH 31,           DECEMBER 31,
                                                     1995                  1994
                                                 -------------       ----------------
        Amounts Billed To Customers............    $  41,322             $ 48,669
        Billable Receivables Not Invoiced......       28,774               38,303
        Retainage, Due Upon Completion.........       10,525                8,661
        Receivable Costs and Accrued Profits On
          Progress Completed Based On Internal
          Milestones Not Billable..............       41,033               40,380
        Other..................................        7,502                6,919
                                                 -------------       ----------------
                                                   $ 129,156             $142,932
                                                 =============       ================

                             UNISYS DEFENSE SYSTEMS

                                 MARCH 31, 1995

     The balance in billable receivables not invoiced represents billings expected to be invoiced within the next 60 days. The retainage balance represents amounts withheld by the U.S. Government under its policy of withholding fees on cost-type contracts until contract completion, and expected additional billable general overhead costs and fees on flexibly priced contracts awaiting final rate negotiations. The internal milestones balance represents sales recognized on the earned value concept.

     Unisys has an agreement with J.P. Morgan ("Morgan") which currently provides for the sale of up to $60,000,000 of the Company's receivables. As of March 31, 1995 and December 31, 1994, $41,061,000 and $40,056,000, respectively, had been sold and the Company has recorded a receivable of $7,143,000 and $6,388,000, respectively, from Morgan which represents a hold back under this agreement.

INVENTORIES

     Payments received from customers relating to the uncompleted portions of contracts have been deducted from the applicable inventories. At March 31, 1995 and December 31, 1994, this amount was $64,743,000 and $81,129,000, respectively.

OTHER PAYABLES AND ACCRUALS

     Other payables and accruals comprise the following (in thousands of dollars):

                                                    MARCH 31, 1995         DECEMBER 31, 1994
                                                    --------------         -----------------
        Payrolls and Commission..................      $ 41,640                $  49,488
        Ill Wind Payable.........................        20,763                   19,852
        Taxes Other Than Income Taxes............         9,552                   12,587
        Postretirement Medical Benefits..........         6,873                    6,873
        Advance Payments.........................         7,460                    5,863
        Other....................................        10,940                    9,076
                                                    --------------         -----------------
                                                       $ 97,228                $ 103,739
                                                    ===========            =============

     Advance payments represent the excess of amounts received from customers over revenue recognized to date on those contracts.

NET ASSETS

     Changes in net assets during the period ended March 31, 1995 were as follows (in thousands of dollars):

        Balance at December 31, 1994................................        $405,951
        Translation adjustments.....................................            (587)
        Intercompany transactions...................................          15,463
        Net income..................................................           7,123
                                                                            --------
        Balance At March 31, 1995...................................        $427,950
                                                                            ========

CONTINGENCIES

     The Company is a subcontractor to AYDIN on a firm fixed price contract to the Turkish government for Turkish mobile radar complexes. The Company is in the process of filing requests for equitable adjustments in excess of $12 million.

                             UNISYS DEFENSE SYSTEMS

                                 MARCH 31, 1995

     The Company has contracted with the Department of Commerce to provide spare parts for the Next Generation Radar System. The Company incurred approximately $40 million of cost to meet certain customer orders. The customer has exercised a unilateral determination, pricing the spare parts at approximately $28 million. The Company is appealing this determination.

     The Company has contracted with the Naval Air Systems Command for the Antisurface Warfare Improvement Program. The initial contract signed by the Company provides for development effort and the upgrade of one aircraft. Total development cost of $33.8 million is anticipated of which $11.8 million will not be recovered if further options are not exercised. Development costs of $3.3 million have been incurred through December 31, 1994. The contract includes options for the upgrade of 80 additional aircraft. If exercised, $6.6 million of additional development costs will be required. Under the terms of the contract, these costs will be recovered, through the exercise of options, at the rate of $200,000 per unit for the next forty units and $260,000 per unit for the next forty units. The Company expects total production to exceed 81 units and accordingly believes all the initial investment will be recovered.

     No liability has been recorded for environmental contingencies which are known to exist. The Company has recovered incurred environmental costs from the U.S. Government and anticipates that it will continue to recover these costs through the pricing of its products and services.

     There are various lawsuits, claims and proceedings that have been brought or asserted against the Company. Although the ultimate results of these lawsuits, claims and proceedings are not presently determinable, management does not expect that these matters will have a material adverse effect on the Company's combined financial position, combined statement of income, or liquidity.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         LORAL CORPORATION AND SUBSIDIARIES AND UNISYS DEFENSE SYSTEMS

     The following unaudited pro forma condensed consolidated financial statements give effect to the acquisition of Unisys Defense Systems ("Defense Systems"), a unit of Unisys Corporation, by Loral Corporation on May 5, 1995. The unaudited pro forma condensed consolidated statement of income assumes the acquisition occurred as of April 1, 1994. The unaudited pro forma condensed consolidated balance sheet assumes the acquisition occurred as of March 31, 1995. The pro forma information is based on the historical financial statements of Loral Corporation and Subsidiaries ("Loral" or the "Company") and Defense Systems for the periods indicated using the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

     The pro forma adjustments are based upon preliminary estimates of fair values. Actual adjustments will be based on final appraisals and other analyses of fair values. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes of Loral and Defense Systems. The pro forma data may not be indicative of the results that actually would have occurred if the acquisition had been in effect on the date indicated or results that may be obtained in the future.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                       FOR THE YEAR ENDED MARCH 31, 1995

PERIODS COMBINED:
LORAL -- APRIL 1, 1994 TO MARCH 31, 1995
UNISYS DEFENSE SYSTEMS -- APRIL 1, 1994 TO MARCH 31, 1995

                                                                       PRO FORMA
                                                          DEFENSE     ADJUSTMENTS      PRO FORMA
                                               LORAL      SYSTEMS      (NOTE 1)       CONSOLIDATED
                                              --------    --------    -----------     ------------
                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales.......................................  $5,484.4    $1,304.6           --         $6,789.0
Costs and expenses..........................   4,919.9     1,186.6      $  39.7(d)       6,146.2
                                              --------    --------    -----------     ------------
Operating income............................     564.5       118.0        (39.7)           642.8
Interest expense, net.......................      84.9        28.9         34.0(c)         147.8
                                              --------    --------    -----------     ------------
Income before income taxes and equity in net
  loss of affiliates........................     479.6        89.1        (73.7)           495.0
Income taxes................................     182.2        30.0        (28.7)(g)        183.5
                                              --------    --------    -----------     ------------
Income before equity in net loss of
  affiliates................................     297.4        59.1        (45.0)           311.5
Equity in net loss of affiliates............       9.0          --           --              9.0
                                              --------    --------    -----------     ------------
Net income..................................  $  288.4    $   59.1      $ (45.0)        $  302.5
                                               =======     =======    ===========     ===========
Earnings per share (Note 2):
  Primary...................................  $   3.38                                  $   3.54
                                               =======                                ===========
  Fully diluted.............................  $   3.38                                  $   3.54
                                               =======                                ===========
Weighted average common shares outstanding:
  Primary...................................      85.4                                      85.4
                                               =======                                ===========
  Fully diluted.............................      85.4                                      85.4
                                               =======                                ===========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1995

                                                                 EXCLUDED
                                                     UNISYS     ASSETS AND     PRO FORMA
                                                    DEFENSE     LIABILITIES   ADJUSTMENTS      PRO FORMA
                                         LORAL      SYSTEMS     (NOTE 1B)      (NOTE 1)       CONSOLIDATED
                                        --------    --------    ----------    -----------     ------------
                                                                  (IN MILLIONS)
ASSETS
Current assets:
  Cash and cash equivalents............ $  125.7    $  100.0     $ (100.0)                      $  125.7
  Contracts in process.................  1,147.2       278.1         (7.1)      $ (20.0)(d,e)    1,398.2
  Deferred income taxes................    138.4        58.7        (58.7)                         138.4
  Other current assets.................    141.8        21.0         (8.6)                         154.2
                                        --------    --------    ----------    -----------     ------------
Total current assets...................  1,553.1       457.8       (174.4)        (20.0)         1,816.5
Property, plant and equipment, net.....  1,141.5       196.7                       20.0(d)       1,358.2
Cost in excess of net assets acquired,
  less amortization....................  1,265.9       143.3                      348.8(d)       1,758.0
Investment in affiliates...............    251.0                                                   251.0
Deferred income taxes..................      7.6                                   10.0(g)          17.6
Prepaid pension cost and other
  assets...............................    591.2       237.2       (223.9)                         604.5
                                        --------    --------    ----------    -----------     ------------
                                        $4,810.3    $1,035.0     $ (398.3)      $ 358.8         $5,805.8
                                         =======     =======     ========     =========        =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of debt.............. $    1.0                                                $    1.0
  Accounts payable, trade..............    169.7    $   51.0                                       220.7
  Billings and estimated earnings in
     excess of cost....................    313.4         7.5                                       320.9
  Accrued employment costs.............    235.3        41.6                                       276.9
  Income taxes.........................     80.6         9.4     $   (9.4)                          80.6
  Other current liabilities............    216.6        48.2        (31.8)      $  15.0(d)         248.0
                                        --------    --------    ----------    -----------     ------------
Total current liabilities..............  1,016.6       157.7        (41.2)         15.0          1,148.1
Postretirement benefits................    611.9        41.7        (41.7)                         611.9
Other liabilities......................    178.8                                   25.0(e)         203.8
Deferred income taxes..................                 93.7        (93.7)
Long-term debt.........................  1,315.5       314.0       (314.0)        839.0(a,c)     2,154.5
Shareholders' equity:
  Common stock.........................     21.5                                                    21.5
  Capital surplus......................    828.7                                                   828.7
  Division equity......................                427.9         92.3        (520.2)
  Retained earnings....................    882.1                                                   882.1
                                        --------    --------    ----------    -----------     ------------
                                         1,732.3       427.9         92.3        (520.2)         1,732.3
  Less:
     Treasury stock, at cost...........     19.8                                                    19.8
     Equity adjustments................     25.0                                                    25.0
                                        --------    --------    ----------    -----------     ------------
Total shareholders' equity.............  1,687.5       427.9         92.3        (520.2)         1,687.5
                                        --------    --------    ----------    -----------     ------------
                                        $4,810.3    $1,035.0     $ (398.3)      $ 358.8         $5,805.8
                                         =======     =======     ========     =========        =========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

1. The following facts and assumptions were used in determining the pro forma effect of the acquisition of Unisys Defense Systems ("Defense Systems"), a unit of Unisys Corporation.

    a. On May 5, 1995, the Company acquired substantially all the assets and liabilities of the Defense Systems operations of Unisys Corporation. The $862.0 million purchase price approximates $803.4 million after agreed-upon contractual adjustments related to a program termination and certain Unisys financing arrangements and net of cash acquired. This amount is subject to further adjustment based on the final net asset values, as defined. For purposes of the unaudited pro forma condensed consolidated financial statements, a $29.6 million purchase price adjustment was assumed based upon Defense Systems' net asset values at March 31, 1995. The purchase price, net of cash acquired, has been calculated as follows (in millions):

            Contract price..............................................  $862.0
            Agreed-upon contractual adjustments.........................   (58.6)
                                                                          ------
            Purchase price subject to adjustment........................   803.4
            Estimated acquisition costs.................................     6.0
            Estimated adjustment based upon increase in closing net
              asset values, as defined, as of March 31, 1995............    29.6
                                                                          ------
            Purchase price after estimated adjustment...................  $839.0
                                                                          ======

     The acquisition of Defense Systems has been accounted for as a purchase. As such, Loral will include the results of operations of Defense Systems from the acquisition date. The unaudited pro forma condensed consolidated statement of income ("pro forma statement of income") includes the operations of Defense Systems for the twelve month period ended March 31, 1995. Such operations have been calculated by adding the Defense Systems operations for the three month period ended March 31, 1995 and the year ended December 31, 1994 and deducting the Defense Systems operations for the three month period ended March 31, 1994. Certain reclassifications have been made to the historical financial statements of Defense Systems to conform to Loral's presentation. Pro forma adjustments have been calculated for the twelve month period.

    b. Pursuant to the Asset Purchase Agreement, as amended, certain assets of Defense Systems were not acquired and certain liabilities were not assumed. The pro forma condensed consolidated balance sheet ("pro forma balance sheet") includes adjustments to eliminate the excluded assets and liabilities which include cash, intercompany debt, amounts relating to Unisys financing arrangements, income tax accounts, the prepaid pension asset, the liability for postretirement health care and life insurance costs, and liabilities related to a Canadian government program termination and a settlement agreement with the U.S. government. As described in Notes 1c and 1d, the pro forma statement of income includes adjustments related to the excluded assets and liabilities.

    c. The purchase price was determined through arm's length bargaining between the Company and Unisys. The acquisition was financed through commercial paper borrowings supported by an existing revolving credit facility for $1.2 billion, with a group of banks. The pro forma statement of income reflects charges for interest expense on the estimated purchase price plus estimated expenses, net of acquired cash, at an assumed interest rate of 7.5%. In addition, the pro forma statement of income reflects the elimination of $28.9 million of net interest expense primarily related to allocated intercompany debt not assumed in the acquisition.

    d. The estimated excess of purchase price over net assets acquired of $492.1 million is being amortized over 40 years. Further, the pro forma balance sheet includes the elimination of $143.3 million of cost in excess of net assets acquired included in Defense Systems' historical balance sheet and the pro forma income statement includes the elimination of $4.6 million of related amortization expense. Other purchase accounting adjustments to the pro forma balance sheet, pursuant to the provisions of

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

       Accounting Principles Board Opinion No. 16, include an estimated $30.0 million adjustment relating to a net reduction of accumulated contract costs resulting from valuing acquired contracts in process at contract price, minus the estimated cost to complete and an allowance for the Company's normal profit on its effort to complete such contracts. The impact of this adjustment relates to contract performance, primarily over a three to four year period. The pro forma statement of income includes a resulting adjustment of $6.0 million. The pro forma statement of income includes an adjustment for $15.0 million representing the estimate of the ongoing pension and postretirement health care and life insurance costs after considering the related assets and liabilities assumed in the transaction and an adjustment for $22.3 million representing the elimination of the historical credits recorded for such costs. The pro forma balance sheet includes an accrual of $15.0 million for estimated costs of integrating the operations. The pro forma balance sheet includes an adjustment of $20.0 million to record the estimated excess of fair value of land and buildings over the historical book value and the pro forma income statement includes a charge of $.7 million for the estimated depreciation expense over a 15 year life for the depreciable portion. The fair value of other fixed assets is not expected to differ materially from their carrying amounts.

    e. The pro forma financial statements include adjustments to conform accounting policies of Defense Systems to the Company's accounting policies. The pro forma balance sheet includes an adjustment to contracts in process for $10.0 million for the estimated impact of capitalizing general and administrative expenses consistent with the Company's accounting policy. The impact of this accounting change on Defense Systems' results of operations for the twelve month period ended March 31, 1995 is not significant.

     The pro forma balance sheet includes an accrual of $25.0 million for estimated environmental liabilities of the Defense Systems business. The Company accrues for environmental contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated; the historical balance sheet of Defense Systems does not include a liability for environmental contingencies which are known to exist because Defense Systems has recovered incurred environmental costs from the U.S. Government and anticipates that it will continue to recover these costs through the pricing of its products and services.

    f. The pro forma income statement data does not reflect any net cost savings or economies of scale that management believes would have been achieved had the acquisition occurred on April 1, 1994. For example, the pro forma data reflects the Registrant's own corporate overhead expense as well as approximately $25.1 million of Unisys corporate overhead that had been charged to Defense Systems.

    g. A statutory (federal and state) tax rate of 39.0% was assumed on the pro forma adjustments and the pro forma balance sheet includes an adjustment to record an estimated $10.0 million of deferred tax assets related to differences between book and tax bases for acquired assets and liabilities.

2. Primary and fully diluted earnings per share are computed based upon the weighted average number of shares of common stock and common stock equivalents (stock options) outstanding.

                                 EXHIBIT INDEX


     10 Asset Purchase Agreement, as amended, between Loral Corporation and Unisys Corporation dated as of March 20, 1995.

     23      Consent of Ernst & Young LLP